EXHIBIT 99


[WEBSTER FINANCIAL CORPORATION LOGO]                Webster Plaza
                                                    Waterbury, Connecticut 06702

Media Contacts: Michael Bazinet                 Investor Contact: James M. Sitro
                203-578-2391                                      203-578-2399

                Christopher Capot
                203-578-2461



                    WEBSTER ANNOUNCES TWO-FOR-ONE STOCK SPLIT

     WATERBURY,  Conn., March 17, 1998 -- Webster Financial Corporation (NASDAQ:
WBST), holding company for Webster Bank, announced today that its Board of Directors has declared a two-for-one stock split in the form of a stock dividend.

     The record date for the stock split will be April 6, 1998. Shareholders of record at the market close on that date will receive one additional share of Webster stock for each share held. Distribution of the additional shares will take place on April 14, 1998.

     "We are extremely  pleased to announce this two-for-one stock split," James
C. Smith, Webster chairman and chief executive officer, said. "This action, which will help widen the distribution and enhance the marketability of Webster stock, underscores the momentum we have gained from dynamic growth and steady earnings improvement. The two-for-one split will bring the price per share of Webster stock and number of shares outstanding into a range which should generate increased interest from current and new shareholders."

     Webster expects to close on its pending merger with Eagle Financial Corp. in mid-April. The total number of shares outstanding after the split and merger with Eagle will be approximately 38 million. Pro forma for the merger, Webster will have a market capitalization of approximately $1.2 billion. Eagle shareholders will receive 1.68 shares of Webster stock for each share of Eagle upon the stock distribution following merger. Any Webster shareholder contemplating a sale from the record date to the payable date should consult a broker as to entitlement to split shares.

                                      * * *

     Webster Financial Corporation, headquartered in Waterbury, Conn., is the holding company for Webster Bank, which was founded in 1935 and is a leading Connecticut-based financial institution. Webster delivers consumer banking, commercial banking, mortgage, and trust and investment management services to individuals, families and businesses.



                                   -- more --

     Webster Bank currently has the second-largest deposit market share in Hartford and New Haven counties. Following its pending merger with Bristol, Conn.-based Eagle Bank, Webster also will have the leading deposit market share in Litchfield County. Following the merger, Webster will have approximately $9 billion in assets and operate through a network of 110 banking offices, three commercial banking centers, six trust offices and more than 160 ATMs, in addition to telephone banking, video banking and PC banking.

     Webster is also the second-largest mortgage lender in Connecticut and a leading, full-service commercial lender. Webster Trust, the bank's trust and investment management subsidiary, is the second-largest bank trust company based in Connecticut.



                                     - 30 -